Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
US Airways Group, Inc.:
We consent to incorporation by reference in the registration statement (No. 333-128766) on Form S-8 of US Airways Group, Inc. and in the registration statements (Nos. 333-40486 and 333-118188) on Form S-8 of America West Holdings Corporation, LLC of our report dated June 23, 2008, relating to the statement of net assets available for benefits of Future Care: The America West Airlines 401(k) Plan as of December 31, 2007, which report appears in the December 31, 2008, Annual Report on Form 11-K of Future Care: The America West Airlines 401(k) Plan.
/s/ KPMG LLP
Phoenix, Arizona
June 24, 2009